Exhibit (a)(5)(A)
Stanley employees
This week, teams from CGI and Stanley kicked off transition planning activities that will take place over the next few months. The CGI-Stanley transition team will be led by Jim Brabston, COO of Stanley, and Donna Ryan, SVP of CGI Federal, supported by Jo-An Skowronek of CGI and Greg Denkler of Stanley. The transition team is made up of joint working groups. These working groups will review all aspects of the business — e.g., HR, Finance, systems, etc. — and will focus on understanding CGI’s and Stanley’s approaches, capabilities, tools, and processes. Out of this initiative will come a detailed project plan of activities to be implemented upon closing—when we will be one company.
The next big milestone on the acquisition timeline will be an announcement signaling the launch of the tender offer for Stanley stock. We expect this announcement to occur in the next week to 10 days.
Our communications and HR teams are working to provide additional FAQs, as well as information regarding CGI’s published policies on tenure, 401K, education reimbursement and other benefits. Please stay tuned.
We understand you have many questions about the acquisition. Our philosophy is to be as transparent as possible while keeping within our obligation as a public company to operate as a separate, independent entity during the closing process. We will address your questions and keep you updated on acquisition details via this microsite. Until the closing, we will update our frequently-asked questions (FAQ) section. Please visit this site often for updated information.
Additional Information
The tender offer described in this communication has not yet commenced and this communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. At the time the tender offer for the shares of Stanley, Inc. (“Stanley”) has commenced, CGI Group Inc. (“CGI”), CGI Federal Inc., a wholly owned subsidiary of CGI (“CGI Federal”), and CGI Fairfax Corporation, a wholly owned subsidiary of CGI Federal, will file a joint tender offer statement on Schedule TO and Stanley will file a tender offer solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read the tender offer materials and the Solicitation/Recommendation Statement as well as any other relevant documents filed with the SEC when they become available, because they will contain important information. Such materials, when prepared and ready for release, will be made available to Stanley’s stockholders at no expense to them. In addition, at such time Stanley stockholders will be able to obtain these documents for free from the U.S. Securities and Exchange Commission’s website at www.sec.gov.